UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

AMERICAN ELECTRIC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Wood Branch Park Drive, Suite 600, Houston, TX		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-644-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01	Notice of Delisting or Failure to Satisfy Listing Rule or Standard; Transfer of Listing.

On May 15, 2018, American Electric Technologies, Inc. (the “Company”) received notice from The Nasdaq Stock Market (“Nasdaq”) that the closing bid price for its common stock was below $1.00 for the last 30 consecutive business days and that we are therefore not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2).

The notice indicates that we will have 180 calendar days, until November 12, 2018, to regain compliance with this requirement if the closing bid price of our common stock is at least $1.00 for a minimum of ten consecutive business days during the 180-day period. The Company’s common stock will continue to trade on NASDAQ under the symbol AETI during this period.

If we do not regain compliance during the initial 180-day compliance period, we may be eligible for additional time to regain compliance. To qualify, we will be required to meet the continued listing requirement for market value of our publicly held shares and all other Nasdaq initial listing standards, except the bid price requirement, and will need to provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period. If we meet these requirements, we expect that Nasdaq will grant us an additional 180 calendar days to regain compliance with the minimum bid price requirement. If it appears to Nasdaq that we will not be able to cure the deficiency during the second compliance period, or if we are otherwise not eligible, we expect that Nasdaq will notify us that our common stock will be subject to delisting.

The Company intends to resolve the situation to allow for continued listing on The Nasdaq Stock Market. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Date: May 21, 2018	By:	/s/ William B. Brod
William B. Brod
Chief Financial Officer